PRESS ANNOUNCEMENT

Date:                   April 28, 2010
Contact:             James H. Nicholson
Chief Financial Officer
440-248-7171

PVF Capital Corp. announces quarterly operating results.

•
Net income for the third quarter of fiscal 2010 of $1.3 million as a result of successfully completing previously announced trust preferred securities obligation cancellation resulting in pre-tax gain of $9.1 million.

•	PVF Capital Corp. successfully completed $30 million shareholder rights offering, improving its tangible common equity ratio to 9.59%.
•
$15 million of the offering proceeds was invested into Park View Federal Savings Bank improving its regulatory capital ratios to 8.23% tier one (core) and 12.19% total risk based, exceeding the requirements of the regulatory order.

•	Linked quarter decline in nonperforming assets of 5.2%.
•	Managed cost of deposits resulting in a 6 basis point expansion of net interest margin to 2.55% from 2.49% in the December 2009 quarter.
•	Provision for Loan Losses of $7.0 million during the quarter resulting in an allowance for loan losses of $30.3 million or 4.76% of loans.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced net income of $1.3 million or $0.14 basic and $0.13 diluted earnings per share for the quarter ended March 31, 2010, as compared to a loss of $8.6 million or $1.10 basic and diluted loss per share for the prior year comparable period. Net income for the current period resulted primarily from the completion of the previously entered exchange agreement whereby the Company paid $400,000 in cash, and issued $600,000 in common stock and warrants valued at $1.0 million in exchange for the cancellation of $10.0 million of Trust Preferred Securities Obligations. This transaction resulted in a pre-tax gain of $9.1 million, which included the elimination of $1.1 million in accrued interest due on this debt. The quarter was highlighted by the successful completion of the shareholders’ rights offering which was oversubscribed and resulted in the raising of $30 million in new capital. The additional capital improved the Company’s tangible common equity ratio to 9.59% at March 31, 2010 from 6.16% the prior quarter.

Robert J. King, Jr., President and Chief Executive Officer commented, “The completion of the trust preferred cancellation combined with the raising of $30 million in new common shares has recapitalized the Company and is a significant step forward in the turnaround plan for Park View.  The participation and support of the board, management and shareholders was both critical and tremendous in raising capital in this market environment. I want to thank the shareholders, associates, customers and the community for the trust and confidence they placed in Park View throughout this process and as we continue to restore its core profitability and asset quality.”

Net Interest Margin

Net interest income was $5.1 million for the quarter ended March 31, 2010 an increase of $775,000 or 17.8% compared to $4.4 million for the same period of 2009, and was essentially unchanged from $5.1 million reported for the quarter ended December 31, 2009.  The improvement compared with the prior year was fueled by significantly lower deposit costs and reflective of a slightly smaller but more profitable balance sheet. The net interest margin improved 51 basis points for the quarter to 2.55% compared with 2.04% for the prior year comparable period and improved 6 basis points compared with the prior quarter. The improvement of the margin compared with the prior year period was the result of the cost of deposits declining 122 basis points while the yield on interest-bearing assets declined only 47 basis points in this lower interest rate environment.

The slight improvement of the margin compared with the linked period was the result of reduced funding costs which were 29 basis points lower, driven by the lower re-pricing of maturing certificates of deposit. This decline in funding costs was substantially offset by an 18 basis point decline in the yield on earning assets due to the continued runoff of loans and securities not being replaced at market rates and reinvested into significantly lower yielding overnight funds.

Mr. King noted, “We are pleased with the stable net interest income and margin in light of the low interest rate environment, a shrinking loan portfolio and strongly improved liquidity position. At the same time, the Company reduced its risk profile while recapitalizing its balance sheet. We continued to make solid progress in reducing the Company’s funding cost and will look to seek opportunities to further enhance our margin. With the recapitalization complete and asset quality stabilized, we are looking forward to modest strategic loan growth and the development of new banking relationships.”

Asset Quality

The provision for loan losses of $7.0 million reflected a decrease of $8.7 million from the prior year comparable period and an increase of $4.8 million from the quarter ended December 31, 2009. It was driven largely by economic conditions in the markets in which the Company conducts its business and the ongoing review and evaluation of its loan portfolio. This assessment resulted in the Bank establishing a total allowance for loan losses of $30.3 million or 4.76% of loans at March 31, 2010, compared with $25.8 million or 3.57% of loans and $29.9 million or 4.56% of loans at March 31, 2009 and December 31, 2009, respectively.

Nonperforming loans totaled $70.0 million at March 31, 2010, down $3.3 million or 4.5% from $73.3 million at December 31, 2009 and slightly lower than nonperforming loans of $70.5 million reported at June 30, 2009. The Company also had real estate owned of $11.0 million at March 31, 2010 compared with $12.1 million and $11.6 million for December 31, 2009 and June 30, 2009, respectively.

Mr. King added, “While progress was made in the resolution of problem credits during the quarter, acceleration of these results to reduce our level of nonperforming assets and problem credits remains a top priority.”

Noninterest Income

Noninterest income totaled $10.0 million for the quarter ended March 31, 2010, an increase of $6.2 million compared to the prior year comparable period. As noted above, the increase was attributable to the $9.1 million gain on the cancellation of debt. Mortgage banking activities totaled $770,000 in the current quarter which was $2.9 million lower than the prior year.  The prior year period experienced a surge in mortgage refinance activity associated with the low interest rate environment resulting in higher revenue.  The prior year period also included the realization of $558,000 in securities gains for which there was no corresponding amount in the current period.  During the quarter ended March 31, 2010, write-downs and losses on real estate owned, net, totaled $239,000 compared with $875,000 in the prior year period.

For the linked quarter ended December 31, 2009, mortgage banking activities totaled $1.5 million, which was $682,000 higher than the current quarter. The lower results in the current quarter are the result of lower mortgage volume reflective of reduced refinancing activity.

Noninterest Expense

Noninterest expense for the current quarter was $6.1 million compared with $5.4 million in the same period a year ago, an increase of $700,000 or 12.9%. Lower compensation and benefits, occupancy and equipment and outside services expenses were more than offset by higher FDIC insurance premiums, which increased by $351,000, and higher expenses associated with real estate owned of $410,000. Noninterest expense compared with the linked quarter ended December 31, 2009 was essentially flat, increasing only $18,000.

Balance Sheet

As of March 31, 2010, PVF Capital Corp. reported assets of $889.2 million, a decrease of $23.0 million, or 2.5%, from the prior year end period of June 30, 2009. The decline in assets was primarily attributable to lower net loans receivable which totaled $605.8 million at March 31, 2010 and was $62.7 million or 9.4% lower than the prior year end, along with fewer loans held for sale which declined $18.1 million or 66.7% due to timing differences between the funding and settlement of the warehouse mortgage portfolio coupled with lower volume. Very little new portfolio lending has occurred as the Company addresses its asset quality issues and works to reposition its balance sheet and strengthen its capital ratios. Compared with the linked quarter, total assets increased $19.9 million or 2.3% as a result of the proceeds from the rights offering.

Total deposits at March 31, 2010 were $689.6 million which was $35.4 million or 4.9% lower when compared with June 30, 2009 as the Company is not replacing its maturing brokered deposits and $6.7 million or 1.0% higher than December 31, 2009, as the Company’s retail deposits have remained stable.

Total stockholders’ equity of PVF Capital Corp. was $85.3 million at the end of the quarter and was $35.8 million higher than the prior year end primarily as a result of the completion of the shareholder rights offering coupled with the net earnings driven by the cancellation of debt.

During the quarter, PVF Capital Corp. invested $15.0 million of the $28.0 million net proceeds raised in the completed shareholder rights offering into Park View Federal.  As a result, Park View Federal’s regulatory capital ratios significantly improved during the quarter and exceed the capital requirements of the order to cease and desist. Park View Federal’s tier-one (core) and risk-based capital ratios at March 31, 2010 were 8.23% and 12.19%, respectively.

Year-To-Date Results

For the nine-month period ended March 31, 2010, net income totaled $4.2 million or $0.50 basic and diluted earnings per share compared with a loss of $12.2 million or $1.57 loss per share for the same period of the prior year. The increase in earnings was primarily attributable to gains associated with the cancellation of debt which totaled $17.6 million.

Net interest income increased by $637,000 or 4.5% in the current year period as a result of lower interest expense declining more than the lower interest income as the Company managed a smaller but more profitable balance sheet. The net interest margin was 2.39% for the nine-month period ended March 31, 2010, compared with 2.24% for the same period of the prior year.

The provision for loan losses totaled $11.0 million for the nine months ending March 31, 2010, $9.0 million less than the provision of $20.0 million recorded for the nine-month period ended March 31, 2009.

In addition to the gain on the cancellation of debt noted earlier, net mortgage banking income was $1.3 million or 27.8% lower in 2010 versus 2009 as a result of the lower interest rate environment and the surge of refinancing activity in 2009. The 2009 results were negatively impacted from the inclusion of a $1.8 million charge relative to the Company’s investments in preferred stock issued by FHLMC and FNMA after these organizations were placed under conservatorship. The 2010 results included an improvement of $0.3 million related to losses on the sale or direct write-down of real estate owned compared to the prior year period, while the 2009 period included a $1.2 million gain on the sale of securities.

Noninterest expense totaled $18.4 million for the 2010 period compared with $16.4 million for the nine months of the 2009 period. Lower compensation and benefits expense of $1.0 million was more than offset by higher costs related to the utilization of outside services, FDIC insurance premiums and expenses associated with the carry of real estate owned which increased $448,000, $1.3 million and $1.1 million, respectively.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.’s common stock trades on the NASDAQ Capital Market under the symbol PVFC.

PVF CAPITAL CORP.
					30000 Aurora Rd.
					Solon, OH 44139 440-248-7171

FINANCIAL HIGHLIGHTS

		At or for the three months ended
(dollars in thousands except per share data)	March 31,	December 31,	September 30,		June 30,	March 31,
Balance Sheet Data:	2010	2009	2009		2009	2009
Total assets	$889,184	$869,297	$887,081		$912,209	$897,687
Loans receivable	636,042	656,351	685,048		699,943	723,301
Allowance for loan losses	30,272	29,913	31,824		31,483	25,803
Loans receivable held for sale, net	9,017	7,181	6,428		27,078	16,163
Mortgage-backed securities available for sale	52,217	57,433	60,630		64,178	67,259
Cash and cash equivalents	137,369	42,662	29,004		21,213	41,517
Securities held to maturity	5,000	55,000	57,000		50,000	0
Securities available for sale	9,978	87	137		102	48
Deposits	689,562	682,891	696,931		724,932	706,996
Borrowings	86,286	96,313	106,339		106,366	106,375
Stockholders’ equity	85,304	53,578	54,894		49,505	57,908
Nonperforming loans	69,983	73,343	75,249		70,491	69,555
Other nonperforming assets	10,991	12,090	11,569		11,608	12,327
Tangible common equity ratio	9.59%	6.16%	6.19%		5.43%	6.45%
Book value per share	$3.36	$6.71	$6.88		$6.37	$7.45

Operating Data:
Interest income	$9,380	$10,013	$9,997		$11,271	$10,967
Interest expense	4,248	4,871	5,521		6,070	6,580

Net interest income before provision for loan losses	5,132	5,142	4,477		5,201	4,357
Provision for loan losses	7,000	2,250	1,760		11,250	15,691

Net interest income after provision for loan losses	(1,868)	2,892	2,717		(6,049)	(11,334)
Noninterest income	9,955 (1)	1,329	9,864	(2)	874	3,787
Noninterest expense	6,124	6,027	6,236		6,621	5,430

Income (loss) before federal income taxes	1,963	(1,806)	6,344		(11,796)	(12,977)
Federal income tax expense (benefit)	694	(525)	2,144		(3,884)	(4,396)

Net income (loss)	$1,269	$(1,281)	$4,200		$(7,912)	$(8,581)

Basic earnings (loss) per share	$0.14	$(0.16)	$0.54		$(1.02)	$(1.10)
Diluted earnings (loss) per share	$0.13	$(0.16)	$0.54		$(1.02)	$(1.10)

(1) Includes $9.1 million gain related to exchange of PVF Capital Trust II trust preferred securities.
(2) Includes $8.6 million gain related to exchange of PVF Capital Trust I trust preferred securities.

Performance Ratios:
Return on average assets	0.58	(0.58)	1.87		(3.50)	(3.81)
Return on average equity	7.27	(9.45)	32.18		(58.93)	(55.42)
Net interest margin	2.55	2.49	2.14		2.38	2.04
Interest rate spread	2.48	2.38	2.26		2.22	1.88
Efficiency ratio	97.83	85.59	106.25		75.99	60.20
Stockholders' equity to total assets (all tangible)	9.59	6.16	6.19		5.43	6.45

Asset Quality Ratios:
Nonperforming assets to total assets	9.11	9.83	9.79		9.00	9.12
Nonperforming loans to total loans	11.00	11.17	10.98		10.07	9.62
Allowance for loan losses to total loans	4.76	4.56	4.65		4.50	3.57
Allowance for loan losses to nonperforming loans	43.26	40.79	42.29		44.66	37.10
Net charge-offs to average loans, annualized	4.05	2.54	0.84		3.08	0.47

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.23	7.15	6.70		6.54	7.83
Ratio of tier one (core) capital to adjusted total assets	8.23	7.15	6.70		6.54	7.86
Ratio of tier one risk-based capital to risk- weighted assets	10.93	9.48	8.77		8.77	10.14
Ratio of total risk-based capital to risk-weighted assets	12.19	10.74	10.03		10.03	11.39

PVF CAPITAL CORP.
		30000 Aurora Road
		Solon, OH 44139
		440-248-7171

SUMMARY OF FINANCIAL HIGHLIGHTS

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(Dollars in thousands)	March 31,	June 30,
	2010	2009
ASSETS
Cash and cash equivalents	$137,369	$21,213
Securities	14,978	50,102
Loans receivable	605,770	668,460
Loans receivable held for sale	9,017	27,078
Mortgage-backed securities	52,216	64,178
Other assets	69,834	81,178

Total Assets	$889,184	$912,209

LIABILITIES
Deposits	$689,562	$724,932
Borrowed money	86,286	106,366
Other liabilities	28,032	31,406

Total Liabilities	803,880	862,704

Total Stockholders' Equity	85,304	49,505

Total Liabilities and Stockholders' Equity	$889,184	$912,209

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands except per share data)	March 31,		March 31,
	2010	2009	2010	2009

Loans	$8,571	$9,972	$26,867	$32,313
Mortgage-backed securities	606	797	1,963	2,185
Investments	203	168	559	893
Interest income	9,380	10,937	29,389	35,391

Deposits	3,226	5,371	11,348	17,563
Borrowings	1,022	1,209	3,291	3,714
Interest expense	4,248	6,580	14,639	21,277

Net interest income	5,132	4,357	14,750	14,114

Provision for loan losses	7,000	15,691	11,010	20,023

Net interest income after provision for loan losses	(1,868)	(11,334)	3,740	(5,909)

Mortgage-banking activities	770	3,657	3,276	4,535
Impairment of securities	0	(1)	0	(1,842)
Gain on cancellation of subordinated debt	9,066	0	17,627	0
Gain (loss) on real estate owned	(239)	(875)	(900)	(1,197)
Gain on the sale of securities	24	559	24	1,224
Increase in cash surrender value of bank owned life insurance	75	(56)	174	(59)
Other, net	259	503	947	1,264
Total noninterest income	9,955	3,787	21,148	3,925

Compensation and benefits	2,317	2,386	6,931	7,960
Office occupancy and equipment	645	691	1,971	2,097
Federal deposit insurance premium	584	234	1,888	566
Outside services	535	576	1,880	0
Real estate owned expense	949	539	2,396	1,266
Other	1,094	1,004	3,321	4,491
Total noninterest expense	6,124	5,430	18,387	16,380

Income (loss) before federal income tax provision	1,963	(12,977)	6,501	(18,364)

Federal income tax provision (benefit)	694	(4,396)	2,313	(6,160)

Net income (loss)	$1,269	$(8,581)	$4,188	$(12,204)

Basic earnings (loss) per share	$0.14	$(1.10)	$0.50	$(1.57)

Diluted earnings (loss) per share	$0.13	$(1.10)	$0.50	$(1.57)